UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)—July 12, 2005

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

On June 13, 2005, Plains All American Pipeline, L.P. (the “Partnership”) furnished a Current Report on Form 8-K, pursuant to Item 7.01, updating its second quarter 2005 guidance and establishing initial quarterly guidance for the third and fourth quarters of 2005.  Consistent with the Partnership’s actual distribution policies and procedures, the earnings per unit calculations included in that report were based on the estimated distributions to be made in those periods. As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2004, in March 2004, but effective for the second quarter of 2004, the Financial Accounting Standards Board (“FASB”) ratified the consensus reached in the Emerging Issues Task Force (“EITF”) Issue 03-06: Participating Securities and the Two-Class Method under FASB Statement No. 128.  Essentially, EITF 03-06 provides that in any accounting period where our aggregate net income exceeds our aggregate distribution for such period, we are required to present earnings per unit as if all of the earnings for the period were distributed, regardless of the pro forma nature of this allocation and whether those earnings would actually be distributed during a particular period from an economic or practical perspective.  The theoretical results are then used to report our earnings per limited partner unit in accordance with generally accepted accounting principles.  EITF 03-06 will not impact overall net income or other financial results of the Partnership, however, for periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing the earnings per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights held by our general partner, even though we make cash distributions on the basis of cash available for distributions, not earnings, in any given accounting period.   In accounting periods where aggregate net income does not exceed our aggregate distributions for such period, EITF 03-06 will not have any impact.

Accordingly, the table below indicates the items previously furnished that have been revised to reflect the impact of EITF 03-06 on those periods where our projected aggregate net income exceeds our projected aggregate distributions (items in table are in millions, except per unit data):

	Three months ended						Twelve Months Ended
	June 30, 2005		September 30, 2005		December 31, 2005		December 31, 2005
	Low	High	Low	High	Low	High	Low	High
Net Income to Limited Partners	$52.9	$58.1	$35.7	$45.4	$24.7	$35.3	$150.2	$178.9
Basic Net Income Per Limited Partner Unit	$0.78	$0.85	$0.53	$0.67	$0.36	$0.52	$2.21	$2.64
Diluted Net Income Per Limited Partner Unit	$0.76	$0.84	$0.51	$0.66	$0.36	$0.51	$2.18	$2.59
Excluding Selected Items Impacting Comparability:
Adjusted Basic Net Income Per Limited Partner Unit	$0.87	$0.94	$0.61	$0.75	$0.45	$0.60	$2.71	$3.14
Adjusted Diluted Net Income Per Limited Partner Unit	$0.85	$0.93	$0.60	$0.74	$0.44	$0.59	$2.66	$3.08

The forecast presented above does not include assumptions or projections with respect to potential gains or losses related to the derivative instruments accounted for under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133).   The potential gains or losses related to these derivatives (primarily non-cash, mark-to-market adjustments) could cause actual net income to differ materially from our projections.

In accordance with General Instruction B.2 of Form 8-K, the information presented herein under Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things: the success of our risk management activities; abrupt or severe production declines or production interruptions in outer continental shelf production located offshore California and transported on our pipeline systems;  the availability of, and ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; declines in volumes shipped on the Basin Pipeline, Capline Pipeline and our other pipelines by third party shippers; the availability of adequate third party production volumes for transportation and marketing in the areas in which we operate; successful third party drilling efforts in areas in which we operate pipelines or gather crude oil; demand for various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements; fluctuations in refinery capacity in areas supplied by our transmission lines; the effects of competition; continued credit worthiness of, and performance by, our counterparties; the impact of crude oil price fluctuations; the impact of current and future laws, rulings and government regulations; shortages or cost increases in power supplies, materials or labor; weather interference with business operations or project construction; the currency exchange rate of the Canadian dollar; fluctuation in the debt and equity capital markets (including the price of our units at the time of vesting under our LTIP); general economic, market or business condition; and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and liquefied petroleum gas (“LPG”) discussed in the Partnership’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
	By:	PLAINS AAP, L.P., its general partner
	By:	PLAINS ALL AMERICAN GP LLC,
its general partner
Date: July 12, 2005	By:	/s/ TINA VAL
		Name:	Tina Val
		Title:	Vice President—Accounting and Chief Accounting Officer